For Immediate Release
Contact:	Marcy Mutch	NASDAQ: FIBK
	Investor Relations Officer First Interstate BancSystem, Inc. (406) 255-5322 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Reports Increased Earnings of 77%
and Improved Credit Metrics

Billings, MT - July 22, 2013 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) reports second quarter 2013 net income available to common shareholders of $21.5 million, or $0.49 per diluted share, a 77% increase over second quarter 2012 net income to common shareholders of $12.2 million, or $0.28 per diluted share. For the first half of 2013, the Company reported net income to common shareholders of $41.5 million, or $0.95 per diluted share, compared to $23.5 million, or $0.55 per diluted share, during the same period in 2012.

SECOND QUARTER FINANCIAL HIGHLIGHTS

•	1.76% non-performing assets to total assets, a decline from 2.60% as of June 30, 2012

•	96% decrease in quarterly and year-to-date provisions for loan losses compared to the same periods in 2012

•	$4.1 million of recoveries, which exceeded loan charge-offs, resulting in net recoveries of $249 thousand

•	$1.9 million net gain on the sale of $13 million of OREO properties

•	3.56% net interest margin, an increase of 1 basis point from first quarter 2013

•	5% annualized growth in loans held for investment
“We delivered another strong quarter driven by continued improvement in credit quality, a stable net interest margin, and strength in residential real estate and indirect consumer lending,” said Ed Garding, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We continue to see declines in problem loans and improvement in collateral valuations throughout our markets, which resulted in only a small amount of provision for credit losses required in the second quarter," Garding continued. "We are pleased with our performance in residential mortgage and indirect consumer lending, which both had strong loan production in the second quarter. Although we anticipate that residential lending will be impacted by higher interest rates, we are starting to see a stronger pipeline building for commercial and commercial real estate loans, which should help to offset any future declines in the mortgage business,” Garding further noted.

NET INTEREST MARGIN

The Company's net interest margin ratio was 3.56% during second quarter 2013. The Company recorded net recoveries of charged-off interest of $142 thousand during second quarter 2013, $620 thousand during first quarter 2013 and $766 thousand during second quarter 2012. Exclusive of net recoveries of charged-off interest, the Company's net interest margin ratio was 3.55% during second quarter 2013, as compared to 3.51% during first quarter 2013 and 3.70% during second quarter 2012. Declines in yields earned on the Company's loan and investment portfolios during second quarter 2013 were offset by increases in average outstanding loans, reductions in the cost of interest bearing liabilities and lower average outstanding interest bearing deposits in banks. Also offsetting the impact of lower asset yields during the three and six months ended June 30, 2013, as compared to the same periods in 2012, was the December 2012 contractual repricing of $46 million of junior subordinated debentures from a weighted average fixed interest rate of 7.07% to variable rates averaging 2.60% over LIBOR.

NON-INTEREST INCOME

Income from the origination and sale of loans was $10.0 million during second quarter 2013, compared to $10.7 million during first quarter 2013, and $9.4 million during second quarter 2012. During second quarter 2013, the Company originated loans for home purchases of approximately $277 million, the highest level in the Company's history and a 21% increase over second quarter 2012. For the six months ended June 30, 2013, mortgage loan origination was flat, as compared to the same period in 2012, with loans originated for home purchases accounting for approximately 43% of the Company's mortgage loan production, compared to approximately 35% during the same period in 2012.

Other service charges, commissions and fees increased to $9.0 million during second quarter 2013, as compared to $8.3 million during first quarter 2013 and $8.3 million during second quarter 2012, primarily due to increases in debit and credit card interchange revenues, the result of higher transaction volumes.

Other income increased to $2.2 million during second quarter 2013, compared to $1.7 million during first quarter 2013 and $1.5 million during second quarter 2012, primarily due to proceeds from company owned life insurance. Increases in earnings on securities held under deferred compensation plans also contributed to the increase in other income during second quarter 2013, as compared to second quarter 2012.

NON-INTEREST EXPENSE

Salaries and wages expense increased to $23.5 million during second quarter 2013, as compared to $23.4 million during first quarter 2013 and $21.6 million during second quarter 2012. The increase from the same period in the prior year was primarily due to higher incentive compensation accruals reflective of the Company's improved financial performance.

Employee benefits expense decreased to $7.5 million during second quarter 2013, as compared to $8.2 million during first quarter 2013, primarily due to decreases in payroll taxes and the second quarter 2013 reversal of $500 thousand of group health insurance expense to reflect favorable claims experience. These decreases were partially offset by higher profit sharing accruals reflective of continued improved financial performance. Employee benefits expense increased to $7.5 million during second quarter 2013, as compared to $6.8 million during second quarter 2012, primarily due to increases in earnings on securities held under deferred compensation plans.

Variations in net OREO expense between periods were primarily due to fluctuations in write-downs of the estimated fair value of OREO properties, net gains and losses recorded on the sales of OREO properties and operating expenses for OREO properties. Second quarter 2013 net OREO expense included $678 thousand of net operating expenses, $259 thousand of fair value write-downs and net gains of $1.9 million on the sale of OREO properties. This compares to $411 thousand of net operating expenses, $2.3 million of fair value write-downs and net gains of $820 thousand during first quarter 2013, and $1.3 million of net operating expenses, $580 thousand of fair value write-downs and net gains of $75 thousand during second quarter 2012.

Other expenses increased to $15.5 million during second quarter 2013, as compared to $14.0 million during first quarter 2013, primarily due to $616 thousand of write-downs in the carrying value of long-lived assets pending disposal and higher advertising expense resulting from differences in the timing of advertising campaigns. Other expenses decreased to $15.5 million during second quarter 2013, compared to $17.6 million during second quarter 2012. During second quarter 2012, the Company recorded donation expense of $1.5 million associated with the sale of a bank building to a charitable organization and wrote-off $428 thousand of unamortized issuance costs associated with redeemed junior subordinated debentures.

BALANCE SHEET

Total loans increased to $4,297 million as of June 30, 2013, from $4,225 million as of March 31, 2013 and $4,170 million as of June 30, 2012, with the most notable growth occurring in residential real estate and consumer loans. Residential real estate loans increased to $804 million as of June 30, 2013, from $758 million as of March 31, 2013 and $572 million as of June 30, 2012, due in part to continued retention of certain residential loans with contractual terms of fifteen years or less.

Consumer loans grew to $653 million as of June 30, 2013, from $636 million as of March 31, 2013 and $621 million as of
June 30, 2012. Growth in consumer loans occurred primarily in indirect loans, which increased to $457 million as of June 30, 2013, from $444 million as of March 31, 2013 and $419 million as of June 30, 2012, due to expansion of the Company's indirect lending program within its existing market areas.

Commercial and commercial real estate loans decreased as of June 30, 2013, as compared to March 31, 2013 and June 30, 2012. Commercial loans decreased to $681 million as of June 30, 2013, from $689 million as of March 31, 2013 and $720 million as of June 30, 2012, and commercial real estate loans decreased to $1,447 million as of June 30, 2013, from $1,469 million as of March 31, 2013 and $1,517 million as of June 30, 2012, primarily due to weak loan demand combined with the movement of lower quality loans out of the portfolio through charge-off, pay-off and foreclosure.

Total deposits decreased to $5,930 million as of June 30, 2013, from $6,028 million as of March 31, 2013, and increased from $5,901 million as of June 30, 2012. During second quarter 2013, the mix of deposits continued to shift away from higher costing time deposits to lower costing demand and savings deposits.

Other real estate owned ("OREO") decreased to $23 million as of June 30, 2013, from $32 million as of March 31, 2013, primarily due to sales of OREO properties. During second quarter 2013, the Company recorded OREO additions of $3 million, wrote-down the value of OREO properties by $259 thousand and sold OREO properties with carrying values of $13 million at a $1.9 million net gain. OREO sales were comprised primarily of commercial and residential real estate properties, with 64% of the sales attributable to three properties. As of June 30, 2013, the composition of OREO properties was as follows: 20% residential real estate; 54% land and land development and 26% commercial.

ASSET QUALITY

Non-performing loans increased to $105 million as of June 30, 2013, from $101 million as of March 31, 2013, primarily due to the loans of one commercial real estate borrower placed on non-accrual during second quarter 2013. Non-performing loans decreased to $105 million as of June 30, 2013, from $136 million as of June 30, 2012, primarily due to the movement of non-accrual loans out of the loan portfolio through charge-off or foreclosure.

The Company charged-off loans of $3.9 million during second quarter 2013, compared to $6.0 million during first quarter 2013 and $26.7 million during second quarter 2012. Recoveries of charged-off loans were $4.1 million during second quarter 2013, compared to $2.9 million during first quarter 2013 and $1.6 million during second quarter 2012. Approximately 32% of the second quarter 2013 recoveries related to one commercial real estate loan charged-off during second quarter 2010. Management expects lower levels of recoveries of previously charged-off loans in future quarters.

The provision for loan losses decreased to $375 thousand during second quarter 2013, as compared to $500 thousand during first quarter 2013 and $12.0 million during second quarter 2012. Decreases in the provision for loan losses during second quarter 2013, as compared to first quarter 2013 and second quarter 2012, are reflective of improvement in local and national economic trends, continued improvement in and stabilization of credit quality as evidenced by declining levels of non-performing assets and criticized loans and unusually high levels of recoveries of previously charged-off loans. As of June 30, 2013, non-performing assets were at their lowest level since first quarter 2009 and total criticized assets were at their lowest level since second quarter 2009.

Beginning in 2013, the Company no longer presents accruing loans modified in troubled debt restructurings as non-performing loans. While still considered impaired under applicable accounting guidance, these loans are performing as agreed under their modified terms and management expects performance to continue. Prior period balances and ratios have been adjusted to reflect this change.

CAPITAL

On July 2, 2013, the Federal Reserve Board finalized its rule implementing the Basel III regulatory capital framework. The Basel III capital rules, which will phase-in for the Company beginning January 1, 2015, increase minimum capital requirements for banking organizations in terms of both quantity and quality of capital held. Initial calculations indicate that as of June 30, 2013, the Company would meet all fully phased-in Basel III capital adequacy requirements.

Second Quarter 2013 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss second quarter 2013 results at 11:00 a.m. Eastern Time (9:00 a.m. MT) on Tuesday, July 23, 2013. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-317-6016 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. MT) on July 23, 2013 through August 23, 2013 by dialing 1-877-344-7529 (using conference ID 10030187). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 74 banking offices, including detached drive-up facilities, in 41 communities in Montana, Wyoming and western South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company's market areas.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release: continuing or worsening economic conditions, adverse economic conditions affecting Montana, Wyoming and western South Dakota, credit losses, concentrations of real estate loans, commercial loan risk, adequacy of the allowance for loan losses, impairment of goodwill, changes in interest rates, access to low-cost funding sources, increases in deposit insurance premiums, repurchases of mortgage loans from or reimbursements to investors due to contractual or warranty breach, inability to grow business, governmental regulation and changes in regulatory, tax and accounting rules and interpretations, sweeping changes in regulation of financial institutions due to passage of the Dodd-Frank Act, changes in or noncompliance with governmental regulations, effects of recent legislative and regulatory efforts to stabilize financial markets, dependence on the Company’s management team, ability to attract and retain qualified employees, failure of technology, reliance on external vendors, inability to meet liquidity requirements, lack of acquisition candidates, failure to manage growth, competition, inability to manage risks in turbulent and dynamic market conditions, ineffective internal operational controls, environmental remediation and other costs, litigation pertaining to fiduciary responsibilities, failure to effectively implement technology-driven products and services, capital required to support the Company’s bank subsidiary, soundness of other financial institutions, impact of proposed Basel III capital standards for U.S. banks, inability of our bank subsidiary to pay dividends, implementation of new lines of business or new product or service offerings, change in dividend policy, lack of public market for our Class A common stock, volatility of Class A common stock, voting control of Class B stockholders, decline in market price of Class A common stock, dilution as a result of future equity issuances, uninsured nature of any investment in Class A common stock, anti-takeover provisions, controlled company status and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

FIRST INTERSTATE BANCSYSTEM, INC AND SUBSIDIARIES
Consolidated Financial Summary
(Unaudited, $ in thousand, except per share data)

	2013		2012
CONDENSED INCOME STATEMENTS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Net interest income	$58,760	$59,277	$60,973	$61,005	$61,174
Net interest income on a fully-taxable equivalent ("FTE") basis	59,879	60,405	62,143	62,165	62,370
Provision for loan losses	375	500	8,000	9,500	12,000
Non-interest income:
Income from the origination and sale of loans	10,043	10,675	12,321	11,665	9,420
Other service charges, commissions and fees	8,977	8,256	8,774	8,774	8,254
Service charges on deposit accounts	4,323	4,068	4,401	4,395	4,455
Wealth management revenues	4,020	4,134	3,659	3,557	3,815
Investment securities gains (losses), net	(12)	8	53	66	198
Other Income	2,228	1,678	1,427	1,725	1,520
Total non-interest income	29,579	28,819	30,635	30,182	27,662
Non-interest expense:
Salaries and wages	23,470	23,405	23,288	23,341	21,640
Employee benefits	7,546	8,175	6,113	7,447	6,819
Occupancy, net	4,063	4,026	3,968	3,793	4,037
Furniture and equipment	3,163	3,052	3,301	3,231	3,189
Outsourced technology services	2,195	2,157	2,199	2,182	2,179
Other real estate owned (income) expense, net	(915)	1,896	3,877	2,612	1,806
Other expenses	15,498	13,974	15,086	14,458	17,629
Total non-interest expense	55,020	56,685	57,832	57,064	57,299
Income before taxes	32,944	30,911	25,776	24,623	19,537
Income taxes	11,439	10,867	8,931	8,468	6,527
Net income	21,505	20,044	16,845	16,155	13,010
Preferred stock dividends	—	—	731	863	853
Net income available to common shareholders	$21,505	$20,044	$16,114	$15,292	$12,157

PER COMMON SHARE DATA
Net income - basic	$0.49	$0.46	$0.37	$0.36	$0.28
Net income - diluted	0.49	0.46	0.37	0.35	0.28
Cash dividend paid	0.13	—	0.25	0.12	0.12
Book value at quarter end	17.56	17.69	17.35	17.29	17.03
Tangible book value at quarter end*	13.25	13.35	12.97	12.90	12.63

OUTSTANDING COMMON SHARES
At period-end	43,835,881	43,614,942	43,290,323	43,252,383	43,228,750
Weighted average shares - basic	43,480,502	43,140,409	43,032,697	42,989,564	42,966,926
Weighted-average shares - diluted	43,908,287	43,428,382	43,198,076	43,120,077	43,060,204

SELECTED ANNUALIZED RATIOS
Return on average assets	1.17%	1.08%	0.88%	0.86%	0.71%
Return on average common equity	11.08	10.68	8.55	8.22	6.69
Return on average tangible common equity*	14.63	14.23	11.45	11.07	9.04
Net FTE interest income to average earning assets	3.56	3.55	3.55	3.63	3.74

FIRST INTERSTATE BANCSYSTEM, INC AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2013			2012
BALANCE SHEET SUMMARIES	Jun 30		Mar 31	Dec 31	Sep 30	Jun 30
Assets:
Cash and cash equivalents	$368,217		$498,543	$801,332	$611,335	$536,653
Investment securities	2,138,539		2,221,595	2,203,481	2,166,727	2,080,909
Loans held for investment:
Commercial real estate	1,447,145		1,469,302	1,497,272	1,513,784	1,517,400
Construction real estate	337,211		330,886	334,529	340,074	351,654
Residential real estate	804,200		758,480	708,339	639,235	572,018
Agricultural real estate	176,799		172,522	177,244	175,395	171,087
Consumer	652,944		636,364	636,794	629,757	621,212
Commercial	680,751		688,844	688,753	672,100	720,010
Agricultural	121,530		111,411	113,627	135,467	138,115
Other	2,498		1,307	912	1,359	2,319
Mortgage loans held for sale	74,286		55,443	66,442	72,880	76,148
Total loans	4,297,364		4,224,559	4,223,912	4,180,051	4,169,963
Less allowance for loan losses	98,528		97,904	100,511	99,006	102,794
Net loans	4,198,836		4,126,655	4,123,401	4,081,045	4,067,169
Premises and equipment, net	181,940		185,237	187,565	188,851	187,367
Goodwill and intangible assets (excluding mortgage servicing rights)	188,925		189,281	189,637	189,994	190,351
Company owned life insurance	77,602		77,158	76,729	76,371	75,849
Other real estate owned, net	22,782		32,470	32,571	39,971	53,817
Mortgage servicing rights, net	13,304		13,006	12,653	12,334	11,985
Other assets	101,363		95,372	94,392	94,524	101,076
Total assets	$7,291,508		$7,439,317	$7,721,761	$7,461,152	$7,305,176

Liabilities and stockholders' equity:
Deposits:
Non-interest bearing	$1,393,732		$1,406,892	$1,495,309	$1,443,773	$1,337,777
Interest bearing	4,536,600		4,621,453	4,745,102	4,591,959	4,563,602
Total deposits	5,930,332		6,028,345	6,240,411	6,035,732	5,901,379
Securities sold under repurchase agreements	421,314		467,205	505,785	460,805	455,993
Accounts payable, accrued expenses and other liabilities	50,292		52,767	54,742	47,098	41,811
Long-term debt	37,139		37,150	37,160	37,170	37,181
Preferred stock pending redemption	—		—	50,000	—	—
Subordinated debentures held by subsidiary trusts	82,477		82,477	82,477	82,477	82,477
Total liabilities	6,521,554		6,667,944	6,970,575	6,663,282	6,518,841
Stockholders' equity:
Preferred stock	—		—	—	50,000	50,000
Common stock	279,232		274,929	271,335	270,553	269,698
Retained earnings	499,761		483,904	463,860	458,506	448,372
Accumulated other comprehensive income	(9,039)		12,540	15,991	18,811	18,265
Total stockholders' equity	769,954		771,373	751,186	797,870	786,335
Total liabilities and stockholders' equity	$7,291,508		$7,439,317	$7,721,761	$7,461,152	$7,305,176

CONSOLIDATED CAPITAL RATIOS
Total risk-based capital	16.29%	s	15.91%	15.59%	16.52%	16.20%
Tier 1 risk-based capital	14.45	s	14.07	13.60	14.53	14.22
Tier 1 common capital to total risk-weighted assets	12.83	s	12.41	11.94	11.81	11.51
Leverage Ratio	9.73	s	9.24	8.81	9.56	9.54
Tangible common stockholders' equity to tangible assets*	8.18		8.03	7.46	7.67	7.67

FIRST INTERSTATE BANCSYSTEM, INC AND SUBSIDIARIES
Consolidated Financial Summary - continued
(Unaudited, $ in thousands)

	2013		2012
ASSET QUALITY	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
Allowance for loan losses	$98,528	$97,904	$100,511	$99,006	$102,794
As a percentage of period-end loans	2.29%	2.32%	2.38%	2.37%	2.47%

Net charge-offs during quarter	$(249)	$3,107	$6,495	$13,288	$25,108
Annualized as a percentage of average loans	(0.02)%	0.30%	0.62%	1.26%	2.43%

Non-performing assets:
Non-accrual loans	$103,729	$98,594	$107,799	$122,931	$129,923
Accruing loans past due 90 days or more	1,742	1,941	2,277	4,339	6,451
Total non-performing loans	105,471	100,535	110,076	127,270	136,374
OREO	22,782	32,470	32,571	39,971	53,817
Total non-performing assets	128,253	133,005	142,647	167,241	190,191
As a percentage of:
Total loans and OREO	2.97%	3.12%	3.35%	3.96%	4.50%
Total assets	1.76%	1.79%	1.85%	2.24%	2.60%

ASSET QUALITY TRENDS	Provision for Loan Losses	Net Charge-offs	Allowance for Loan Losses	Accruing Loans 30-89 Days Past Due	Accruing TDRs	Non-Performing Loans	Non-Performing Assets
Q2 2010	$19,500	$11,521	$114,328	$99,334	$10,588	$147,525	$189,863
Q3 2010	18,000	12,092	120,236	47,966	26,630	175,378	210,674
Q4 2010	17,500	17,256	120,480	57,011	13,490	197,194	230,822
Q1 2011	15,000	11,034	124,446	68,021	33,344	216,534	248,529
Q2 2011	15,400	15,267	124,579	70,145	31,611	231,856	260,179
Q3 2011	14,000	18,276	120,303	62,165	35,616	226,962	252,042
Q4 2011	13,751	21,473	112,581	75,603	37,376	204,094	241,546
Q1 2012	11,250	7,929	115,902	58,531	36,838	185,927	230,683
Q2 2012	12,000	25,108	102,794	55,074	35,959	136,374	190,191
Q3 2012	9,500	13,288	99,006	48,277	35,428	127,270	167,241
Q4 2012	8,000	6,495	100,511	34,602	31,932	110,076	142,647
Q1 2013	500	3,107	97,904	41,924	35,787	100,535	133,005
Q2 2013	375	(249)	98,528	39,408	23,406	105,471	128,253

CRITICIZED LOANS	Special Mention	Substandard	Doubtful	Total
Q2 2010	$319,130	$337,758	$92,249	$749,137
Q3 2010	340,075	340,973	116,003	797,051
Q4 2010	305,925	303,653	133,353	742,931
Q1 2011	293,899	299,072	135,862	728,833
Q2 2011	268,450	309,029	149,964	727,443
Q3 2011	261,501	305,145	134,367	701,013
Q4 2011	240,903	269,794	120,165	630,862
Q1 2012	242,071	276,165	93,596	611,832
Q2 2012	220,509	243,916	81,473	545,898
Q3 2012	223,306	229,826	66,179	519,311
Q4 2012	209,933	215,188	42,459	467,580
Q1 2013	197,645	197,095	43,825	438,565
Q2 2013	192,390	161,786	52,266	406,442

sPreliminary estimate - may be subject to change.
*See Non-GAAP Financial Measures included herein for a discussion regarding tangible book value per common share, return on average tangible common equity and tangible common stockholders' equity to tangible assets.

FIRST INTERSTATE BANCSYSTEM, INC AND SUBSIDIARIES
Average Balance Sheets
(Unaudited, $ in thousands)

	Three Months Ended
	June 30, 2013			March 31, 2013			June 30, 2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$4,256,579	$55,270	5.21%	$4,216,934	$55,913	5.38%	$4,159,565	$58,564	5.66%
Investment securities (2)	2,153,342	9,588	1.79	2,204,458	9,980	1.84	2,094,148	11,414	2.19
Interest bearing deposits in banks	335,761	212	0.25	476,856	298	0.25	442,698	279	0.25
Federal funds sold	3,322	5	0.60	2,521	4	0.64	3,668	6	0.66
Total interest earnings assets	6,749,004	65,075	3.87	6,900,769	66,195	3.89	6,700,079	70,263	4.22
Non-earning assets	601,023			598,283			633,454
Total assets	$7,350,027			$7,499,052			$7,333,533
Interest bearing liabilities:
Demand deposits	$1,722,138	$475	0.11%	$1,728,813	$473	0.11%	$1,596,076	$606	0.15%
Savings deposits	1,544,648	598	0.16	1,550,146	653	0.17	1,482,986	934	0.25
Time deposits	1,312,863	2,965	0.91	1,365,232	3,229	0.96	1,496,597	4,239	1.14
Repurchase agreements	466,533	74	0.06	512,180	100	0.08	493,450	152	0.12
Other borrowed funds	10	—	—	7	—	—	33	—	—
Long-term debt	37,142	483	5.22	37,153	480	5.24	37,184	495	5.35
Preferred stock pending redemption	—	—	—	9,444	159	6.83	—	—	—
Subordinated debentures held by subsidiary trusts	82,477	601	2.92	82,477	696	3.42	120,996	1,467	4.88
Total interest bearing liabilities	5,165,811	5,196	0.40	5,285,452	5,790	0.44	5,227,322	7,893	0.61
Non-interest bearing deposits	1,356,133			1,398,850			1,277,091
Other non-interest bearing liabilities	49,323			53,810			47,781
Stockholders’ equity	778,760			760,940			781,339
Total liabilities and stockholders’ equity	$7,350,027			$7,499,052			$7,333,533
Net FTE interest income		59,879			60,405			62,370
Less FTE adjustments (2)		(1,119)			(1,128)			(1,196)
Net interest income from consolidated statements of income		$58,760			$59,277			$61,174
Interest rate spread			3.47%			3.45%			3.61%
Net FTE interest margin (3)			3.56%			3.55%			3.74%
Cost of funds, including non-interest bearing demand deposits (4)			0.32%			0.35%			0.49%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on a FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC AND SUBSIDIARIES
Average Balance Sheets
(Unaudited, $ in thousands)

	Six Months Ended
	June 30, 2013			June 30, 2012
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$4,236,866	$111,184	5.29%	$4,162,384	$116,938	5.65%
Investment securities (2)	2,178,758	19,567	1.81	2,118,793	23,018	2.18
Interest bearing deposits in banks	405,919	510	0.25	408,799	516	0.25
Federal funds sold	2,924	9	0.62	2,139	7	0.66
Total interest earnings assets	6,824,467	131,270	3.88	6,692,115	140,479	4.22
Non-earning assets	599,661			626,295
Total assets	$7,424,128			$7,318,410
Interest bearing liabilities:
Demand deposits	$1,725,457	$949	0.11%	$1,589,440	$1,253	0.16%
Savings deposits	1,547,381	1,251	0.16	1,466,113	1,948	0.27
Time deposits	1,338,903	6,193	0.93	1,518,693	8,840	1.17
Repurchase agreements	489,230	174	0.07	503,428	308	0.12
Other borrowed funds	9	—	—	34	—	—
Long-term debt	37,148	963	5.23	37,189	993	5.37
Preferred stock pending redemption	4,696	159	6.83	—	—	—
Subordinated debentures held by subsidiary trusts	82,477	1,297	3.17	122,356	2,974	4.89
Total interest bearing liabilities	5,225,301	10,986	0.42	5,237,253	16,316	0.63
Non-interest bearing deposits	1,377,374			1,254,983
Other non-interest bearing liabilities	51,554			48,926
Stockholders’ equity	769,899			777,248
Total liabilities and stockholders’ equity	$7,424,128			$7,318,410
Net FTE interest income		120,284			124,163
Less FTE adjustments (2)		(2,247)			(2,355)
Net interest income from consolidated statements of income		$118,037			$121,808
Interest rate spread			3.46%			3.59%
Net FTE interest margin (3)			3.55%			3.73%
Cost of funds, including non-interest bearing demand deposits (4)			0.34%			0.51%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on a FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principals in the United States of America, or GAAP, this release contains the following non-GAAP financial measures that management uses to evaluate capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders' equity to tangible assets; (iii) tangible assets, (iv) tangible common stockholders' equity, and (v) return on average tangible common equity.

For purposes of computing tangible book value per common share, tangible book value equals common stockholders' equity less goodwill and other intangible assets (except mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders' equity divided by shares of common stock outstanding. For purposes of computing tangible common stockholders' equity to tangible assets, tangible assets equals total assets less goodwill and other intangible assets (except mortgage servicing rights). Tangible common stockholders' equity to tangible assets is calculated as tangible common stockholders' equity divided by tangible assets. For purposes of computing return on average tangible common equity, average tangible common equity equals average common stockholders' equity less average goodwill and average other intangible assets (except mortgage servicing rights). Return on average tangible common equity is calculated by dividing net income available to common shareholders by average tangible common equity.

Management believes that these non-GAAP financial measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of unrealized losses on securities and other components of accumulated other comprehensive income (loss) in stockholders' equity. Management also believes that such financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of our capitalization to other companies. These non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The following table reconciles the above described non-GAAP financial measures to their most directly comparable GAAP financial measures as of the dates indicated.

	2013		2012
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
Total stockholders’ equity (GAAP)	$769,954	$771,373	$751,186	$797,870	$786,335
Less goodwill and other intangible assets (excluding mortgage servicing rights)	188,925	189,281	189,637	189,994	190,351
Less preferred stock	—	—	—	50,000	50,000
Tangible common stockholders’ equity (Non-GAAP)	$581,029	$582,092	$561,549	$557,876	$545,984

Total assets (GAAP)	$7,291,508	$7,439,317	$7,721,761	$7,461,152	$7,305,176
Less goodwill and other intangible assets (excluding mortgage servicing rights)	188,925	189,281	189,637	189,994	190,351
Tangible assets (Non-GAAP)	$7,102,583	$7,250,036	$7,532,124	$7,271,158	$7,114,825

Quarterly averages:
Total stockholders' equity (GAAP)	$778,760	$760,940	$791,905	$789,734	$781,339
Less goodwill and other intangible assets (excluding mortgage servicing rights)	189,135	189,503	189,839	190,206	190,563
Less preferred stock	—	—	42,391	50,000	50,000
Average tangible common stockholder's equity (Non-GAAP)	$589,625	$571,437	$559,675	$549,528	$540,776

Common shares outstanding	43,835,881	43,614,942	43,290,323	43,252,383	43,228,750
Annualized net income available to common shareholders	$86,256	$81,290	$64,106	$60,836	$48,895

Book value per common share	$17.56	$17.69	$17.35	$17.29	$17.03
Tangible book value per common share	13.25	13.35	12.97	12.90	12.63
Tangible common stockholders’ equity to tangible assets (Non-GAAP)	8.18%	8.03%	7.46%	7.67%	7.67%
Return on average tangible equity (Non-GAAP)	14.63	14.23	11.45	11.07	9.04

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com